EXHIBIT 99.1

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Investor Relations

eOn Communications

800-873-3194

investorrelations@eoncc.com

eOn Communications Reports Quarterly Increase in Revenues and Profits

ATLANTA (August 27, 2003) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of unified voice, e-mail and Web-based communications solutions, today reported financial results for the fourth quarter and fiscal year ended July 31, 2003. Revenues for the quarter increased 35% to $5,035,000, compared with $3,728,000 for the same period last year.

Net income for the fourth quarter was $207,000, or $0.02 per share, compared with a net loss of $2,984,000, or ($0.25) per share, in the prior-year period. Cash flow from operations for the quarter was $740,000, with total cash and investments increasing from $6,841,000 at April 30, 2003, to $7,421,000 on July 31, 2003.

“I am very pleased with our continuing improvement, as demonstrated by the fourth quarter results,” said Troy Lynch, eOn’s president and chief executive officer. “Despite the less than favorable capital expenditure environment in the U.S., we were able to record impressive year-over-year growth in both revenues and earnings. Our continued focus on expense controls and working capital management resulted in significant operating cash flow for the quarter and further improvement in our balance sheet. We also advanced our international expansion efforts through the receipt of further orders from our partners in Korea, as well as the opening of our sales office in Beijing, China.”

During the fourth quarter, the Company secured orders from several new customers, including Campbell Resources Ltd. and Hot Topic Inc. Campbell Resources, a prominent national travel agency, will deploy the eQueue to enable overseas remote agents to seamlessly serve their customers outside of normal working hours. Hot Topic, a leading specialty teen retailer, will utilize the advanced multimedia routing features of the eQueue system at the Company’s headquarters in City of Industry, California.

Follow-on business for the eQueue included orders from The Product Line, Calltech Communications, and Intercall. The Company continues to achieve success with its partnering initiatives, both domestically and internationally. eQueue Partners that recorded customer wins during the quarter include Blackbox, Electronic Design Company, Phoenix Teledata, and Neo Mecca of Seoul, Korea.

Commenting on the outlook for the first quarter of fiscal 2004, Lynch concluded, “Our expectation for the upcoming quarter is that we will continue to deliver profitable results and year-over-year improvement in revenues. We plan to provide updates on our international expansion efforts and domestic initiatives periodically throughout the quarter.”

Conference Call and Webcast

The company will host a conference call at 11:00 a.m. EDT tomorrow, August 28, 2003, to discuss its fourth quarter results. To hear the call, dial (706) 643-3807 or visit the investor relations section of the eOn web site at www.eoncommunications.com. A replay of the call will be posted to the investor information section of the eOn web site shortly following the call. A recording will also be available no later than noon on Tuesday, September 2, 2003, by direct dial at (678) 337-2001. These recordings will be available through September 16, 2003.

About eOn Communications™

eOn Communications Corporation™ is a leading provider of unified voice, e-mail and Web-based communications systems for customer contact centers and general business applications. eOn helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Statements of Operations (Unaudited)

For the Three Months and Year Ended July 31, 2003 and 2002

(Dollars in thousands, except per share data)

	Three Months Ended July 31,		Year Ended July 31,
	2003	2002	2003	2002
Net revenue	$5,035	$3,728	$17,457	$15,046
Cost of revenues	2,298	1,741	7,478	6,706
Special charges	—	752	—	752

Gross profit	2,737	1,235	9,979	7,588
Operating expenses:
Selling, general, and administrative	1,832	2,492	8,667	9,538
Research and development	693	752	2,859	2,959
Special charges	—	—	(63)	970

Total operating expenses	2,525	3,244	11,463	13,467

Income (loss) from operations	212	(2,009)	(1,484)	(5,879)
Interest income	(19)	(45)	(99)	(287)
Interest expense	9	6	35	6
Other expense, net	15	39	84	210

Income (loss) from continuing operations before income taxes	207	(2,009)	(1,504)	(5,808)
Income tax expense (benefit)	—	(121)	—	(121)
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	207	(1,888)	(1,504)	(5,687)
Income (loss) from discontinued operations, net of tax	—	(1,096)	—	(2,633)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(10,375)

Net income (loss)	$207	$(2,984)	$(1,504)	$(18,695)

Net income (loss) per common share
Basic and Diluted:
Net income (loss) from continuing operations	$0.02	$(0.16)	$(0.12)	$(0.47)
Discontinued operations, net of tax	0.00	(0.09)	(0.00)	(0.22)
Cumulative effect of change in accounting principle, net of tax	0.00	0.00	(0.00)	(0.86)

Net income (loss) per common share	$0.02	$(0.25)	$(0.12)	$(1.56)

Weighted average shares outstanding	12,162	12,041	12,091	12,013

eOn Communications Corporation

Balance Sheets (Unaudited)

July 31 and April 30, 2003 and July 31, 2002

(Dollars in thousands)

	July 31, 2003	April 30, 2003	July 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$3,221	$2,641	$2,682
Marketable securities	4,200	4,200	6,610
Trade accounts receivable, net	2,849	2,461	1,986
Inventories	1,879	2,696	2,710
Other current assets	134	173	125

Total current assets	12,283	12,171	14,113
Property and equipment, net	1,149	1,289	1,631
Intangible assets, net	2	3	27

Total	$13,434	$13,463	$15,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,240	$1,275	$1,292
Payable to affiliate	121	55	84
Note payable – current	613	665	665
Accrued special charges	—	—	234
Accrued expenses and other	1,996	2,132	1,983

Total current liabilities	3,970	4,127	4,258
Note payable – noncurrent	—	114	613
Commitments and contingencies	—	—	—
Stockholders’ equity:
Common stock	12	12	12
Additional paid-in capital	53,447	53,413	53,376
Treasury stock	(1,502)	(1,502)	(1,499)
Accumulated deficit	(42,493)	(42,701)	(40,989)

Total stockholders’ equity	9,464	9,222	10,900

Total	$13,434	$13,463	$15,771